EXHIBIT D-2

FEES PAID TO NB MANAGEMENT
(Pursuant to Management, Administration and Distribution Agreements
between the Trust on behalf of each Fund and NB Management)

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NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST
(fees paid under each agreement for fiscal year ended December 31, 2008)
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Fund	Management fee	Class	Administration	Distribution
Balanced Portfolio	$	I
Growth Portfolio	$	I
Guardian Portfolio	$	I
S
High Income Bond Portfolio	$	S
International Portfolio	$	S
Mid-Cap Growth Portfolio	$	I
S
Partners Portfolio	$	I
Regency Portfolio	$	I
S
Short Duration Bond Portfolio	$	I
Small-Cap Growth Portfolio (formerly Fasciano Portfolio)	$	S
Socially Responsive Portfolio	$	I
S

D-2